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                                                        Exhibit 5.1





                                              January 6, 1997


HA-LO Industries, Inc.
5980 West Touhy Avenue
Niles, Illinois  60714

       Re: Registration Statement on Form S-3

Gentlemen:

     We have acted as counsel to HA-LO Industries, Inc., an Illinois corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Company's Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed offering of 1,853,580 shares of Common Stock, no par value (the "Common Stock"), of the Company by certain selling shareholders.

     As such counsel, we have examined such documents and certificates of officers of the Company as we deemed relevant and necessary as the basis for the opinion hereafter expressed. In such examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as conformed or photostatic copies.

     Based upon the foregoing, we are of the opinion that the shares of Common Stock which are the subject of the Registration Statement have been duly and validly issued and are fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading "Legal Matters" in the Prospectus comprising a part of the Registration Statement.

     Please be advised that certain partners of, attorneys associated with and/or of counsel to our firm, beneficially own shares of Common Stock.

                                              Very truly yours,


                                              NEAL GERBER & EISENBERG